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               [FRIEDMAN, KAPLAN, SEILER & ADELMAN LLP LETTERHEAD]




                                                     January 28, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Attention:  Mark Shuman

                  Re: Interactive Systems Worldwide Inc.
                      File No:  333-121772
                      Registration Statement on Form S-3

Dear Mr. Shuman:

         At the request of Mr. Jeffrey Werbitt, we are providing this letter to you as supplemental information in connection with the referenced Registration Statement. Reference is made to our opinion filed as Exhibit 5.1 to the referenced Registration Statement. As of the date hereof, nothing has come to our attention that would in any way modify the opinions expressed therein.

                                                     Very truly yours,



                                                     FRIEDMAN, KAPLAN, SEILER
                                                        & ADELMAN LLP